EXHIBIT 99.1

                                   FOR IMMEDIATE RELEASE

                                   Media Contact:    Emory Epperson
                                                     (714) 727-7958

                                   Analyst Contact:  Misty Ohmart
                                                     (714) 727-7728


              AST REPAYS $90 MILLION PROMISSORY NOTE TO TANDY CORP.


IRVINE, Calif. (July 12, 1996) -- AST Research Inc. (ASTA--NASDAQ) today announced that it has completed its previously-disclosed plans to repay a $90 million three-year promissory note due to Tandy Corporation related to the 1993 acquisition of Tandy Corporation's personal computer manufacturing operations.

     Under terms of the repayment, AST provided Tandy with $30 million in newly-issued AST stock, representing approximately 4.5 million shares, along with $60 million in cash. Cash paid to Tandy was advanced this week to AST by Samsung Electronics Co., Ltd. as part of a 1995 Letter of Credit Agreement between AST and Samsung which resulted in Samsung receiving approximately 8.5 million shares of newly-issued AST stock. This increases Samsung's stock ownership to 26.4 million shares (including those held by Samsung's U.S. subsidiary), representing approximately 46 percent of AST's total outstanding shares.

     The total amount of newly-issued AST stock delivered to both Samsung and Tandy yesterday was approximately 13.0 million shares, representing approximately 23 percent of AST's total outstanding shares after all the shares were issued.

     Samsung also holds options for 4.4 million shares of stock that were issued in connection with a Dec. 1995 support agreement. If these options were now exercised, Samsung's ownership position today would increase to approximately
49.6 percent.

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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